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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                    CHAPARRAL STEEL COMPANY AND SUBSIDIARIES


                                                    Three months ended              Nine months ended
                                                        February 28,                   February 28,
                                                   1994             1993            1994          1993
                                                   ----             ----            ----          ----
                                                              (In thousands except per share)
AVERAGE SHARES OUTSTANDING
   Primary:
     Average shares outstanding                     29,680         29,675         29,680           29,675
     Stock options - treasury stock method
       using average market prices                      53             69             39        A)      -
                                                 ---------      ---------       --------        ---------
             TOTALS                                 29,733         29,744         29,719           29,675
                                                 =========      =========       ========        =========

   Fully diluted:
     Average shares outstanding                     29,680         29,675         29,680           29,675
     Stock options - treasury stock method
       using end of quarter market
       price if higher than average                     68            114             46        A)      -
                                                 ---------      ---------       --------        ---------
             TOTALS                                 29,748         29,789         29,726           29,675
                                                 =========      =========       ========        =========


INCOME (LOSS) APPLICABLE
 TO COMMON STOCK
   Primary and fully diluted:
   Net income (loss)                             $   4,408      $     590       $  7,957        $  (1,052)
   Add:
     Pre-September 1990 contingent
     price amortization                                 58             58            174              174
                                                 ---------      ---------       --------        ---------
                                                 $   4,466      $     648       $  8,131        $    (878)
                                                 =========      =========       ========        =========

PER SHARE
   Net income (loss) per common share:

     Primary                                     $     .15      $     .02       $    .27        $    (.03)
                                                 =========      =========       ========        =========

     Fully diluted                               $     .15      $     .02       $    .27        $    (.03)
                                                 =========      =========       ========        =========



A) - Shares have been excluded as they are antidilutive.





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